Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following supplemental pro forma information of Sequential Brands Group, Inc. (the “Company”) is presented for informational purposes only, as an aid to understanding the entities’ combined financial results. This unaudited pro forma condensed combined financial information should not be considered a substitute for the historical financial information prepared in accordance with generally accepted accounting principles (“GAAP”), as presented in the Company’s filings on Form 10-Q and Form 10-K and other filings with the Securities and Exchange Commission. The unaudited pro forma consolidated financial information disclosed in this report is for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the Company’s future consolidated results of operations.

On April 1, 2015, the Company entered into a purchase agreement (the “JS Purchase Agreement”) with With You, Inc., a California corporation (“WYI”), Corny Dog, Inc., a California corporation (“Corny Dog” and, together with WYI, the “Sellers”), With You LLC, a Delaware limited liability company (“NewCo”), and Jessica Simpson, in her capacity as the sole stockholder of each of the Sellers. NewCo owns all assets related to (i) the worldwide business of creating, designing, developing, manufacturing, marketing, selling and licensing all consumer related lifestyle products, including, but not limited to, all categories within the fashion, home, beauty, personal care, baby, crafts, pets, holiday, seasonal, bridal, celebrations, travel, floral and food industry segments, with certain exclusions, of the Jessica Simpson® brand, (ii) the exploitation of intellectual property and related rights associated with the celebrity and personality rights, subject to certain exceptions, of Jessica Simpson and (iii) all lines of business reasonably related or ancillary thereto (including the establishment and operation of retail stores).

On April 8, 2015, the transactions contemplated by the JS Purchase Agreement were consummated. Pursuant to the terms of the JS Purchase Agreement, the Company purchased membership interests in NewCo for an aggregate purchase price consisting of (a) $117.5 million in cash and (b) 97,087 shares of the Company’s common stock. After giving effect to the transactions contemplated by the JS Purchase Agreement, the Company owns 62.5% of the outstanding membership interests in NewCo and WYI owns 37.5% of the outstanding membership interests in NewCo. In connection with the JS Purchase Agreement, the Company and WYI entered into an operating agreement for NewCo, pursuant to which the Company and WYI agreed to certain rights and obligations with respect to the governance of NewCo.

The unaudited pro forma condensed combined financial information is based on the preliminary information available and management’s preliminary valuation of the fair values of intangible assets acquired at the acquisition date. A final determination of these estimated fair values will be made in due course. The finalization of the Company’s purchase accounting assessment may result in changes to the valuation of assets acquired, particularly in regards to infinite and finite-lived intangible assets, which could be material.

The unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with historical consolidated financial statements and related notes of the Company, which are included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and its Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2015, as previously filed with the Securities and Exchange Commission, and of the Sellers, which are filed as Exhibit 99.2 of the Current Report on Form 8- K/A to which this is an exhibit. The unaudited pro forma condensed combined balance sheet as of March 31, 2015, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and the three months ended March 31, 2015, are presented herein.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of March 31, 2015, gives effect to the preliminary purchase price allocation of approximately $120.5 million, based upon payment of cash of $119.3 million and approximately $1.2 million of equity utilizing the closing stock price of $13.34 on April 8, 2015. Please refer to the Preliminary Purchase Price Allocation table below for the preliminary allocation of the purchase price. In addition, transaction costs of $2.5 million representing legal, accounting and other costs incurred during the transaction are included in retained earnings. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, gives effect to amortization of the value assigned to the acquired licensing contracts, incremental interest expense related to the incremental financing required and non-controlling interest to the Sellers. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015, gives effect to amortization of the value assigned to the acquired licensing contracts, incremental interest expense related to the incremental financing required and non-controlling interest to the Sellers.

Preliminary Purchase Price Allocation

Cash paid	$119,250
Fair value of common stock issued (97,087 shares)	1,295
Total consideration paid by Sequential	$120,545

Allocated to:
Goodwill	$30,250
Trademarks	195,167
Liabilities	(3,000)
Deferred Taxes	(30,051)
Customer agreements	506
Non-controlling interest	(72,327)
$120,545

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2015

(in thousands, except per share data)

	Sequential	With You and Corny Dog	Pro Forma Adjustments			Pro Forma
	3/31/15 Historical	3/31/15 Historical			(a)	Condensed Combined
Assets
Current Assets:
Cash	$23,029	$776	$970	(g)(i)	$(776)	$23,999
Accounts receivable, net	14,621	2,480	-		(2,480)	14,621
Loan receivable from Officer	-	3,029	-		(3,029)	-
Prepaid expenses and other current assets	5,946	44	(250)	(b)	(44)	5,696
Current assets held for disposition from discontinued operations of wholesale business	146	-	-		-	146
Total current assets	43,742	6,329	720		(6,329)	44,462

Property and equipment, net	2,340	-	-		-	2,340
Intangible assets, net	302,897	-	195,673	(g)(h)	-	498,570
Goodwill	169,786	-	30,250	(h)	-	169,985
Other assets	7,496	-	698	(f)	-	8,194
Total assets	$526,261	$6,329	$227,341		$(6,329)	$723,551

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$6,079	$1,013	$800	(g)(i)	$(1,013)	6,879
Deferred license revenue	109	-	-		-	109
Long-term debt, current portion	12,000	-	4,000	(c)	-	16,000
Current liabilities held for disposition from discontinued operations of wholesale business	144	-	-		-	144
Total current liabilities	18,332	1,013	4,800		(1,013)	23,132

Long-Term Liabilities:
Long-term debt	160,500	-	123,000	(c)	-	283,500
Deferred tax liability	77,862	-	30,051	(h)	-	77,862
Other long-term liabilities	568	-	1,000	(g)	-	1,568
Long-term liabilities held for disposition from discontinued operations of wholesale business	700	-	-		-	700
Total long-term liabilities	239,630	-	154,051		-	363,630
Total liabilities	257,962	1,013	158,851		(1,013)	386,762

Commitments and Contingencies

Stockholders' Equity:
Preferred stock Series A, $0.001 par value	-	-	-		-	-
Common stock, $0.001 par value	40	2	-		(2)	40
Additional paid-in capital	298,321	-	1,295	(d)	-	299,616
Accumulated other comprehensive loss	(142)	-	-		-	(142)
(Accumulated deficit)/retained earnings	(34,515)	5,314	(5,132)	(i)	(5,314)	(39,647)
Treasury stock, at cost	(2,303)	-	-		-	(2,303)
Total Sequential Brands Group, Inc. and Subsidiaries stockholders’ equity	261,401	5,316	(3,837)		(5,316)	257,564
Noncontrolling interest	6,898	-	72,327	(e)	-	79,225
Total equity	268,299	5,316	68,490		(5,316)	336,789
Total liabilities and stockholders’ equity	$526,261	$6,329	$227,341		$(6,329)	$723,551

(a) Elimination of With You and Corny Dog historical balance sheet.

(b) Represents a $0.3 million refundable deposit paid in advance of the signing of the acquisition.

(c) Represents the incremental increase in debt as a result of the transaction.

(d) Represents the preliminary purchase price allocation to equity based on 97,087 shares times $13.34 which was the stock closing price on April 8, 2015.

(e) Represents the preliminary purchase price allocation to non-controlling interest for the portion owned by the Sellers.

(f) Represents the addition of deferred financing costs for the new loan agreements less the extinguishment of existing deferred financing costs due to exceeding the 10% threshold test for modification vs extinguishment testing and the additional incremental expense of deferred financing costs.

(g) Includes a $3.0 million guaranteed payment to a member of With You. $1.0 million was paid at the close of the acquisition and $1.0 million is payable on the first and second anniversary dates of the transaction.

(h) Represents preliminary purchase price of Trademark, $192.2 million, customer agreements $0.5 million, goodwill $30.3 million and Deferred taxes $30.1 million.

(i) Represents $2.5 million of acquisition costs for legal, financing, accounting and other costs less $0.2 million reflected in the Company’s March 31, 2015 balance sheet, $2.1 million related to the extinguishment of existing deferred financing costs and $0.8 million of incremental deferred financing costs amortization.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(in thousands, except share and per share data)

	Sequential	With You and Corny Dog	Pro Forma Adjustments				Pro Forma
	12/31/14 Historical	12/31/14 Historical					Condensed Combined

Net revenue	$41,837	$17,226	$0		$0		$59,063

Operating expenses	29,806	18,222	(6,750)	(a)	127	(c)	41,405

Income (loss) from operations	12,031	(996)	6,750		(127)		17,658

Other income	5	0	0		0		5

Interest expense	9,746	0	0		13,304	(d)	23,050

Income (loss) before income taxes	2,290	(996)	6,750		(13,431)		(5,387)

Provision for income taxes	2,936	0	2,363	(b)	(5,049)	(b)	250

Loss from continuing operations	(646)	(996)	4,387		(8,382)		(5,637)

Net income attributable to noncontrolling interest	(422)	0	0		(4,274)	(e)	(4,696)

Net loss attributable to Sequential Brands Group, Inc. and Subsidiaries	$(1,068)	$(996)	$4,387		$(12,656)		$(10,333)

Basic loss per share:
Attributable to Sequential Brands Group, Inc. and Subsidiaries	$(0.04)						$(0.34)

Basic weighted average common shares outstanding	29,964,604	-	97,087		-		30,061,691

Diluted loss per share:
Attributable to Sequential Brands Group, Inc. and Subsidiaries	$(0.04)						$(0.34)

Diluted weighted average common shares outstanding	29,964,604	-	97,087		-		30,061,691

(a) Effect of termination of significant With You and Corny Dog management and commission agreements.

(b) Reflects the recognition of income taxes on the proforma adjustments and the Sellers historical results using a statutory income tax rate of 35%. The actual effective tax rate of the combined company could differ.

(c) To record amortization expense related to the customer agreements acquired.

(d) Adjustment to Interest Expense as if the loans entered into on April 8, 2015 had been in effect beginning on January 1, 2014. The interest rate at the onset of the loans is LIBOR +3.75% on $125.7 million, LIBOR +4.75% on $15.0 million and 10% on $159.5 million.

(e) Represents the non-controlling interest which is calculated as revenue for NewCo less operating expenses and other corporate allocations as defined in the acquisition agreement.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2015

(in thousands, except share and per share data)

	Sequential	With You and Corny Dog	Pro Forma Adjustments				Pro Forma
	3/31/15 Historical	3/31/15 Historical	(a)		(b)		Condensed Combined

Net revenue	$13,617	$3,969	$0		$0		$17,586

Operating expenses	8,676	2,797	(1,743)	(a)	(168)	(c)	9,562

Income from operations	4,941	1,172	1,743		168		8,024

Other income	700	0	0		0		700

Interest expense	3,160	0	0		2,436	(d)	5,596

Income before income taxes	2,481	1,172	1,743		(2,268)		3,128

Provision for income taxes	919	0	610	(b)	(384)	(b)	1,145

Income from continuing operations	1,562	1,172	1,133		(1,884)		1,983

Net income attributable to noncontrolling interest	(118)	0	0		(942)	(e)	(1,060)

Net income attributable to Sequential Brands Group, Inc. and Subsidiaries	$1,444	$1,172	$1,133		$(2,826)		$923

Basic earnings per share:
Attributable to Sequential Brands Group, Inc. and Subsidiaries	$0.04						$0.02

Basic weighted average common shares outstanding	39,039,993	-	97,087		-		39,137,080

Diluted earnings per share:
Attributable to Sequential Brands Group, Inc. and Subsidiaries	$0.04						$0.02

Diluted weighted average common shares outstanding	41,187,458	-	97,087		-		41,284,545

(a) Effect of termination of significant With You and Corny Dog management and commission agreements.

(b) Reflects the recognition of income taxes on the proforma adjustments and the With You and Corny Dog historical results using a statutory income tax rate of 35%. The actual effective tax rate of the combined company could differ.

(c) To record amortization expense related to the customer agreements acquired.

(d) Adjustment to Interest Expense as if the loans entered into on April 8, 2015 had been in effect beginning on January 1, 2014. The interest rate at the onset of the loans is LIBOR +3.75% on $125.7 million, LIBOR +4.75% on $15.0 million and 10% on $159.5 million.

(e) Represents the non-controlling interest which is calculated as revenue for NewCo less operating expenses and other corporate allocations as defined in the acquisition agreement.